
                                                                     EXHIBIT 4.4

                           ELIBERATION.COM CORPORATION

                          SECURITIES PURCHASE AGREEMENT

                               SEPTEMBER ___, 2000

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                                TABLE OF CONTENTS

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1.  Purchase and Sale of Preferred Stock.....................................................................    1

    1.1      Sale and Issuance of Preferred Stock............................................................    1
    1.2      Closings; Delivery..............................................................................    2

2.  Representations and Warranties of the Company............................................................    2

    2.1      Organization, Good Standing and Qualification...................................................    2
    2.2      Capitalization..................................................................................    3
    2.3      Subsidiaries....................................................................................    3
    2.4      Authorization and Compliance....................................................................    3
    2.5      Valid Issuance of Securities....................................................................    4
    2.6      Governmental Consents...........................................................................    4
    2.7      Litigation......................................................................................    5
    2.8      Intellectual Property...........................................................................    5
    2.9      Compliance with Other Instruments and Laws; Permits.............................................    5
    2.10     Agreements; Actions.............................................................................    6

3.  Representations and Warranties of the Purchasers.........................................................    8

    3.1      Authorization...................................................................................    8
    3.2      Experience; Accredited Investor.................................................................    8
    3.3      Purchase Entirely for Own Account...............................................................    8
    3.4      Disclosure of Information.......................................................................    9
    3.5      Restricted Securities...........................................................................    9
    3.6      No Public Market................................................................................    9
    3.7      Residence.......................................................................................    9
    3.8      Further Restrictions on Disposition............................................................    10
    3.9      Legends........................................................................................    10
    3.10     Foreign Investors..............................................................................    11
    3.11     Waiver of Anti-Dilution Provisions.............................................................    11
    3.12     Consent to Filing of Designations..............................................................    11

4.  Conditions of the Purchasers' Obligations...............................................................    11

    4.1      Representations and Warranties.................................................................    11
    4.2      Performance....................................................................................    11
    4.3      Compliance Certificate.........................................................................    11
    4.4      Qualifications.................................................................................    11
    4.5      Voting Agreement...............................................................................    12
    4.6      Designations...................................................................................    12
    4.7      VANNEXX Conversion.............................................................................    12
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    4.8      Frastacky Conversion...........................................................................    12
    4.9      Payment Plan...................................................................................    12
    4.10     Performance Targets............................................................................    12

5.  Conditions of the Company's Obligations.................................................................    12

    5.1      Representations and Warranties.................................................................    13
    5.2      Performance....................................................................................    13
    5.3      Qualifications.................................................................................    13

6.  Post Closing Covenants of the Company...................................................................    13

    6.1      eSynch Bridge Loan.............................................................................    13
    6.2      Roth Capital...................................................................................    13
    6.3      Delivery of Financial Statements...............................................................    13

7.  Covenant of the Purchasers..............................................................................    14

    7.1      Market-Standoff Agreement......................................................................    14

8.  Miscellaneous...........................................................................................    14

    8.1      Survival of Warranties.........................................................................    14
    8.2      Transfer; Successors and Assigns...............................................................    15
    8.3      Governing Law..................................................................................    15
    8.4      Counterparts...................................................................................    15
    8.5      Titles and Subtitles...........................................................................    15
    8.6      Notices........................................................................................    15
    8.7      Finder's Fee...................................................................................    15
    8.8      Fees and Expenses..............................................................................    15
    8.9      Attorney's Fees................................................................................    16
    8.10     Amendments and Waivers.........................................................................    16
    8.11     Severability...................................................................................    16
    8.12     Delays or Omissions; Remedies Cumulative.......................................................    16
    8.13     Entire Agreement...............................................................................    16
    8.14     California Corporate Securities Law............................................................    16
    8.15     Confidentiality................................................................................    17

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EXHIBIT A   Form of Series C Certificate of Designations
EXHIBIT B   Form of Series D Certificate of Designations
EXHIBIT C   Form of Series E Certificate of Designations
EXHIBIT D   Schedule of Closings
EXHIBIT E   Form of Warrant
EXHIBIT F   Addendum Agreement
EXHIBIT G   Schedule of Exceptions
EXHIBIT H   Form of Voting Agreement
EXHIBIT I   Revenue and Expense Targets

                           ELIBERATION.COM CORPORATION

                          SECURITIES PURCHASE AGREEMENT

      This Securities Purchase Agreement (this "Agreement") is made as of the _____ day of September, 2000 by and among eLiberation.com Corporation, a

Delaware corporation (the "Company"), ___________________________ and _______
__________________ (each a "Purchaser" and together the "Purchasers").

      The parties agree as follows:

      1.    PURCHASE AND SALE OF PREFERRED STOCK.

            1.1   SALE AND ISSUANCE OF PREFERRED STOCK.

                  (a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the First Closing (as defined below) the Series C Certificate of Designations in the form attached hereto as Exhibit A (the "Series C Designation").

                  (b) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Second Closing (as defined below) the Series D Certificate of Designations in the form attached hereto as Exhibit B (the "Series D Designation").

                  (c) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Fourth Closing (as defined below) the Series E Certificate of Designations in the form attached hereto as Exhibit C (the "Series E Designation," and collectively with the Series C Designation and the Series D Designation, the "Designations").

                  (d) Subject to the terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each such Purchaser, at each Closing (as defined below) or pursuant to Section 1.2(c), (i) that number of shares of the Company's Series C Convertible Preferred Stock (the "Series C Preferred"), Series D Convertible Preferred Stock (the "Series D Preferred") and Series E Convertible Preferred Stock (the "Series E Preferred") set forth opposite each such Purchaser's name on Exhibit D hereto at a purchase price of $1.00 per share of Series C Preferred, $1.50 per share of Series D Preferred and $2.00 per share of Series E Preferred, and (ii) warrants in the form attached hereto as Exhibit E (the "Warrants") to purchase one share of the Company's common stock, par value $.00001 per share (the "Common Stock") for every two shares of Series C Preferred, Series D Preferred and Series E Preferred purchased by such Purchaser at such Closing, with an exercise price per share equal to 50% of the purchase price per share of the corresponding shares of preferred stock. The shares of Series C Preferred, Series D Preferred and Series E Preferred issued to the Purchasers pursuant to this Agreement are referred to in this Agreement as the "Shares." The Shares will have the rights, preferences and privileges set forth in the Designations.

            1.2   CLOSINGS; DELIVERY.

                  (a) Subject to the terms and conditions set forth herein, the purchase and sale of the Shares shall take place at the offices of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California, in five (5) closings (each, a "Closing"), the first to occur at 10:00 a.m., on September ____, 2000, or at such other time and place as the Company and the Purchasers scheduled to purchase at least a majority of the Shares on such date mutually agree upon, orally or in writing (the "First Closing"). Subject to the terms and conditions set forth herein, subsequent Closings shall occur at four (4) week intervals (such Closings referred to as the "Second Closing," "Third Closing," "Fourth Closing" and "Fifth Closing," respectively).

                  (b) At each Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing and the corresponding Warrant or Warrants against payment of the purchase price therefor by check payable to the Company, by wire transfer to the Company's bank account, by forgiveness or offset of indebtedness of the Company to such Purchaser or any combination of the foregoing. If a Purchaser effects payment in whole or in part by forgiveness or offset of indebtedness, then such Purchaser shall surrender to the Company for cancellation at the relevant Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

                  (c) If the full number of the authorized shares of Series C Preferred, Series D Preferred or Series E Preferred are not sold at the Closings, the Company shall have the right, at any time and from time to time prior to June 30, 2001, to sell the remaining authorized but unissued shares of Series C Preferred, Series D Preferred and Series E Preferred to one or more additional purchasers as determined by the Company, or to any Purchaser hereunder who wishes to acquire additional shares of Series C Preferred, Series D Preferred or Series E Preferred, at the price and on the terms set forth herein, provided that any such additional purchaser shall be required to execute an Addendum Agreement substantially in the form attached as Exhibit F; provided further that no such additional purchaser may acquire shares of Series D Preferred unless such additional purchaser shall first become a party to the Voting Agreement (as defined below). Any additional purchaser so acquiring shares of Series C Preferred, Series D Preferred or Series E Preferred shall be considered a "Purchaser" for purposes of this Agreement and any Series C Preferred, Series D Preferred or Series E Preferred so acquired by such additional purchaser shall be considered "Shares" for purposes of this Agreement.

      2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Schedule of Exceptions attached hereto as Exhibit G, as of the date hereof and as of the Closing:

            2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties or condition.

            2.2 CAPITALIZATION.

                  (a) The authorized capital of the Company consists, or will consist, immediately prior to the First Closing, of: (i) 10,000,000 shares of Preferred Stock, of which (1) 2,000,000 shares have been designated Series A Convertible Preferred Stock, 1,991,000 of which are issued and outstanding and
(2) 1,500,000 shares have been designated Series B Convertible Preferred Stock, 272,750 of which are issued and outstanding and (ii) 30,000,000 shares of Common Stock, 5,403,253 shares of which are issued and outstanding immediately prior to the Closing.

                  (b) All of the outstanding shares of the Company's Preferred Stock and Common Stock are duly authorized, fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

                  (c) The Company has reserved Two Million (2,000,000) shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2000 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company's stockholders (the "Stock Plan"). Of such reserved shares of Common Stock, options to purchase 1,723,258 shares have been granted and are currently outstanding, and 276,742 shares of Common Stock remain available for future grants under the Stock Plan.

                  (d) Except for (i) outstanding options issued pursuant to the Stock Plan and warrants to purchase 1,097,333 shares of Common Stock, and (ii) the conversion privileges of the Preferred Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any of its securities or any other agreements to participate in the profits of the Company.

                  (e) There are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

                  (f) The Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity. To the Company's knowledge, except as contemplated in the Voting Agreement (as defined below), no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

            2.3 SUBSIDIARIES. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

            2.4 AUTHORIZATION AND COMPLIANCE.

                  (a) All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this

Agreement and the Voting Agreement in the form attached as Exhibit H (the "Voting Agreement" and collectively with this Agreement the "Transaction Documents"), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Shares, Warrants and the Common Stock issuable upon conversion of the Shares and exercise of the Warrants (together with the Shares and Warrants, the "Securities") has been taken or will be taken prior to the Closing, and the Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                  (b) Subject to Section 4.4 of this Agreement, neither the execution and delivery of the Transaction Documents nor the performance by the Company of its obligations under the Transaction Documents (including the issuance of the Shares and the Warrants (and the Common Stock issuable upon conversion or exercise thereof)) will: (i) violate any provisions of the Company's Certificate of Incorporation (the "Certificate") or the By-laws of the Company; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any debt or obligation of the Company; (iii) require notice to or the consent of any party to any agreement or commitment, including, without limitation, any lease or license to which the Company is a party, or by which it or its properties is bound or subject; (iv) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of the Company under any agreement or commitment to which it is a party, or by which it or its properties is bound or subject; or (v) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company or its properties is bound or subject.

            2.5 VALID ISSUANCE OF SECURITIES. The Shares when issued, sold and delivered in accordance with the terms hereof will be duly and validly issued, fully-paid and nonassessable and, based in part upon the representations of the Purchasers in this Agreement, will be issued in compliance with all applicable federal and state securities laws regarding registration or qualification. The shares of Common Stock issuable upon conversion of the Shares and exercise of the Warrants have been duly and validly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Designations, shall be duly and validly issued, fully-paid and nonassessable.

            2.6 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Shares and the Warrants (and the Common Stock issuable upon conversion of the Shares and exercise of the Warrants) or the consummation of any other transactions contemplated by this Agreement, except for (i) filings pursuant to
Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, other applicable state securities laws and Regulation D of the Securities Act of 1933, as amended (the

"Securities Act"), which filings shall be effected within the requisite time periods, and (ii) the filing of the Designations in the office of the Secretary of State of the State of Delaware which shall be filed by the Company on or prior to the Closing.

            2.7 LITIGATION. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse change in the business, properties or condition (financial or otherwise) of the Company, nor is the Company aware that there is any basis for the foregoing. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality specifically applicable to the Company. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

            2.8 INTELLECTUAL PROPERTY. To its knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as now conducted. The Company has not received any written communications alleging that the Company has infringed or violated or, by conducting its business, would infringe or violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. The Company is not aware that any of its employees or independent contractors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or independent contractor's efforts to promote the interest of the Company or that would conflict with the Company's business as now conducted. Neither the execution or delivery of this Agreement, nor the carrying on of the Company's business by the employees and independent contractors of the Company, nor the conduct of the Company's business as now conducted, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or independent contractor is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. Set forth in Section 2.8 of the Schedule of Exceptions is a listing of all patents and trademarks of the Company and all applications therefor.

            2.9 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS; PERMITS. The Company is not in violation or default of any provision of its Certificate or By-Laws. The Company is not in violation of, or default under any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties are bound, which violations or defaults, individually or in the aggregate, would materially adversely affect the business, properties or condition (financial or otherwise) of the Company. To the Company's knowledge, it is not in violation of any provision of any federal, state or local statute, rule or governmental regulation which would materially adversely affect the business, properties or condition (financial or otherwise) of the Company.

The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could materially and adversely affect the business, properties or condition (financial or otherwise) of the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

            2.10 AGREEMENTS; ACTIONS.

                  (a) Except for agreements explicitly contemplated by the Transaction Documents, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of, $50,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than end-user, object code, internal use software licenses and support/maintenance agreements), or (iii) the grant of rights to any person or entity to manufacture, produce, assemble, license, market, or sell the Company's products or services or affect adversely the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services.

                  (b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock (including any repurchases thereof), (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $200,000 in the aggregate, (iii) made any loans or advances to any person or entity, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                  (c) The Company is not a guarantor or indemnitor of any indebtedness of any other person or entity.

            2.11 RELATED PARTY TRANSACTIONS. The Company is not indebted, directly or indirectly, to any of its stockholders, officers or directors or to their respective affiliates, spouses or children, in any amount whatsoever other than in connection with payments for services rendered and for expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. To the Company's knowledge, none of the Company's stockholders, officers or directors, or any affiliates thereof or members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company's stock) or have any direct or indirect ownership interest in any entity with which the Company is affiliated or with which the Company has a business relationship, or any entity which competes with the Company, except that officers, directors and/or stockholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. To the Company's knowledge, none of the Company's stockholders, officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company (other than to the extent any such person or entity is a party to an Agreement).

            2.12 TITLE TO ASSETS. The Company has good and marketable title to all of its assets that it purports to own, free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not individually or in the aggregate materially impair the Company's ownership or use of such assets. With respect to the assets it leases, the Company is in material compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

            2.13 FINANCIAL STATEMENTS. The Company has made available to each Purchaser its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of June 30, 2000 and for the fiscal year ended December 31, 1999 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, except that the Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2000 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company.

            2.14 EMPLOYEE BENEFIT PLANS. The Company does not have any Employee Benefit Plans as defined in the Employee Retirement Income Security Act of 1974.

            2.15 TAX MATTERS. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the business, properties or condition (financial or otherwise) of the Company. None of the Company's tax returns have ever been audited by any governmental authorities. The Company has withheld or collected from each payment made to its employees the amount of all taxes (including without limitation, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

            2.16 INSURANCE. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

            2.17 LABOR MATTERS. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the knowledge of the Company, threatened with respect to the Company. No current or prospective employee of the Company has been granted the right to continued employment by the Company or to any material compensation or other benefits following termination of employment with the Company or any change in its control. The Company is not aware that any officer or key employee intends to terminate his or her employment with the Company within the six months after the First Closing. The Company does not have a present intention to terminate the employment of any officer or key employee. Each officer and key employee is devoting 100% of his or her business time to the conduct of the business of the Company. The Company is not aware that any officer or key employee intends to work less than full time during the six months after the First Closing.

      3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that as of the date hereof and as of each Closing:

            3.1 AUTHORIZATION. Such Purchaser has full power and authority to enter into the Transaction Documents. The Transaction Documents, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable federal or state securities laws.

            3.2 EXPERIENCE; ACCREDITED INVESTOR. Such Purchaser has experience as an investor in securities of companies in the developmental stage and acknowledges that it can bear the economic risk of its investment in the Securities. Such Purchaser has either (a) a pre-existing personal or business relationship with the Company or any of its officers, directors or controlling persons that is of a nature and duration which enables the Purchaser to be aware of the character, business acumen and general business and financial circumstances of the Company or (b) by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect its own interests in connection with its purchase of the Securities. Such Purchaser has the financial capacity to bear the risk of this investment. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

            3.3 PURCHASE ENTIRELY FOR OWN ACCOUNT. The Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account (or a trust account if such Purchaser is a nominee), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Purchaser has not been formed for the specific purpose of acquiring solely the Securities.

            3.4 DISCLOSURE OF INFORMATION. Such Purchaser has received and reviewed information about the Company as such Purchaser deems necessary and has had an opportunity to discuss the Company' business, management and financial affairs with its management and to review the Company's facilities. Such Purchaser understands and acknowledges that such discussions, as well as any written information issued by the Company (i) were intended to describe the aspects of the Company's business and prospects which the Company believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Company's actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements. Such Purchaser further understands and acknowledges that the financial and other information contained in the Confidential Private Placement Memorandum dated March 30, 2000, related to the Company's Series B Convertible Preferred Stock, does not reflect the current circumstances or financial condition of the Company.

            3.5 RESTRICTED SECURITIES. The Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser understands that the Securities are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser's control, and which the Company is under no obligation and may not be able to satisfy. Such Purchaser acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3 and will transfer securities on the books of the Company only to the extent not inconsistent therewith.

            3.6 NO PUBLIC MARKET. The Purchaser understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

            3.7 RESIDENCE. If the Purchaser is an individual, the Purchaser resides in the state or province identified in the address of the Purchaser set forth on the signature pages hereof or Exhibit D; if the Purchaser is an entity, then the office or offices of the Purchaser in which its investment decision was made is located at the address or addresses of the Purchaser set on such signature pages or Exhibit D.

            3.8 FURTHER RESTRICTIONS ON DISPOSITION. Without in any way limiting the provisions of Section 3.5, such Purchaser agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 and the Transaction Documents (provided and to the extent the Transaction Documents are then applicable), and any of the following conditions apply: (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with such registration statement; or (b) (i) such Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and
(ii) if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably acceptable to the Company, that such disposition will not require registration under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances. Notwithstanding clauses (a) and (b), no such registration statement or opinion shall be required for a transfer by a Purchaser to her, his or its (1) constituent partner or member, (2) former partner or member, (3) estate, (4) spouse, sibling or the lineal descendants or ancestors of the Purchaser or his or her spouse or (5) affiliate; provided, however, that any such transferee agrees in writing to be subject to the terms of the Transaction Documents then applicable to the Purchaser.

            3.9 LEGENDS. The Purchaser understands that the Securities, and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends until they are no longer required by law or the provisions of this Agreement:

                  (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

                  (b) Any legend set forth in the other Transaction Documents.

                  (c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

The legend set forth above shall be removed by the Company from any certificate evidencing Shares upon transfer of the Shares in compliance with Rule 144(k) under the Securities Act or upon delivery to the Company of an opinion, in form and substance and by counsel reasonably satisfactory to the Company, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Shares were issued.

            3.10 FOREIGN INVESTORS. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including
(i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase,
(iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Such Purchaser's subscription and payment for and continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of the Purchaser's jurisdiction.

            3.11 WAIVER OF ANTI-DILUTION PROVISIONS. Each Purchaser hereby waives any and all rights afforded to such Purchaser pursuant to anti-dilution, adjustment or similar provisions contained in any of the Designations or any Warrant, to the extent that such rights may be triggered by the issuance of Securities under this Agreement, including any Addendum Agreement.

            3.12 CONSENT TO FILING OF DESIGNATIONS. Each Purchaser hereby consents to the filing of the Designations and the issuance and sale of shares of Series C Preferred, Series D Preferred and Series E Preferred, pursuant to the terms of this Agreement or otherwise.

      4. CONDITIONS OF THE PURCHASERS' OBLIGATIONS. The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before each Closing, of each of the following conditions, unless otherwise waived by such Purchaser:

            4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 and 8.7 shall be true and correct on and as of such Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

            4.2 PERFORMANCE. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

            4.3 COMPLIANCE CERTIFICATE. The President of the Company shall deliver to the Purchasers at such Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

            4.4 QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be in effect as of such Closing in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

            4.5 VOTING AGREEMENT. The Company and each Purchaser shall have executed and delivered the Voting Agreement in substantially the form attached hereto as Exhibit H.

            4.6 DESIGNATIONS. The Company shall have filed with the Secretary of State of Delaware such of the Designations as are required under Section 1.1 above to be filed on or prior to each Closing Date, which shall continue to be in full force and effect as of such Closing Date.

            4.7 VANNEXX CONVERSION. The Company shall have entered into an agreement with VANNEXX Canada, Inc., Ed van Wijk and John MacKenzie (collectively, the "VANNEXX Parties") pursuant to which any commission payable to the VANNEXX Parties, or any of them, in respect of the sale of the Shares hereunder shall be payable in equity securities of the Company, and pursuant to which the VANNEXX Parties will collectively be paid $15,000 upon each of the First Closing and the Second Closing.

            4.8 FRASTACKY CONVERSION. The Company shall have entered into an agreement with Frastacky Associates, Inc., pursuant to which the outstanding balance of principal and accrued interest under that certain Convertible Promissory Note dated July 24, 2000, made by the Company in favor of Frastacky Associates, Inc., shall be converted into equity securities of the Company on or before October 22, 2000.

            4.9 PAYMENT PLAN. The Company shall have prepared a proposed plan of payment of all amounts owed by the Company as of the First Closing (i) to the Company's vendors, and (ii) in respect of payroll tax liabilities, including without limitation, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes, such plan to provide for payment over a minimum of six (6) months to be approved by Michael Holt, such approval not to be unreasonably withheld.

            4.10 PERFORMANCE TARGETS. For each Closing after the First Closing, the Company's net revenues for the most recently completed month shall have been more than 80% of targeted net revenues for such period as set forth on Exhibit I hereto, or (i) the actual revenues of the Company for such period shall have been more than 80% of targeted revenues for such period as set forth on Exhibit I hereto, and (ii) the actual aggregate expenses of the Company for such period shall have been less than 120% of targeted expenses for such period as set forth on Exhibit I hereto. If any monthly Closing shall not occur due to a failure of the Company to satisfy the conditions set forth in this Section 4.10, each Purchaser shall be entitled to receive, for no further consideration to the Company, the remaining Shares of each Series of Preferred Stock of which the Company has issued shares in an earlier Closing that such Purchaser would have received if all Closings had been completed.

      5. CONDITIONS OF THE COMPANY'S OBLIGATIONS. The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before each Closing, of each of the following conditions, unless otherwise waived:

            5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Purchaser contained in Section 3 and 8.7 shall be true and correct on and as of such Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

            5.2 PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to such Closing shall have been performed or complied with in all material respects.

            5.3 QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be in effect as of the Closing in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

      6. POST CLOSING COVENANTS OF THE COMPANY. The Company hereby covenants as follows:

            6.1 ESYNCH BRIDGE LOAN. The Company shall use commercially reasonable efforts to renegotiate the terms of that certain Convertible Promissory Note, dated as of June 22, 2000, made by the Company in favor of eSynch Corporation, to convert the outstanding balance of principal and accrued interest thereunder into equity securities of the Company or delay the time at which eSynch Corporation may demand payment thereof.

            6.2 ROTH CAPITAL. The Company will not voluntarily make any payment to Roth Capital Partners Inc. in respect of services rendered by Roth Capital Partners Inc. prior to the first Closing.

            6.3 DELIVERY OF FINANCIAL STATEMENTS. So long as any Shares are outstanding, and until the earlier of the completion of the first public offering of any securities of the Company or such time as the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, the Company shall deliver to each Purchaser who then holds any Shares:

                  (a) as soon as practicable, but in any event within ninety
(90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by an independent public accounting firm selected by the Company;

                  (b) as soon as practicable, but in any event within thirty
(30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

                  (c) so long as Michael Holt or Michael Lee collectively hold at least 50% of the Shares issued and sold to them under this Agreement, within thirty (30) days of the end of each month, the Company shall deliver to Michael Holt an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail, and records of checks written for such month;

                  (d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

      7. COVENANT OF THE PURCHASERS.

            7.1 MARKET-STANDOFF AGREEMENT.

                  (a) MARKET-STANDOFF PERIODS; AGREEMENT. In connection with the initial public offering of the Company's securities and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days or such longer period of time from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company's initial public offering. In addition, the Holder agrees to be bound by similar restrictions, and to sign a similar agreement, in connection with any registration statement filed after the closing date of the initial public offering, provided that the duration of the market-standoff period with respect to such additional registration shall not exceed 120 days from the effective date of any such additional registration statement.

                  (b) STOP-TRANSFER INSTRUCTIONS. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Purchaser (and the securities of every other person subject to the restrictions in Section 7.1(a)).

                  (c) TRANSFEREES BOUND. Each Purchaser agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 7.1, provided that this
Section 7.1(c) shall not apply to transfers pursuant to a registration statement.

      8. MISCELLANEOUS.

            8.1 SURVIVAL OF WARRANTIES. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one (1) year following the Closing; provided, however, that such representations and warranties are only made as of the date of such execution and delivery and as of such Closing.

            8.2 TRANSFER; SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties as are permitted by the Transaction Documents. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            8.3 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to its principles of conflicts of law or choice of law.

            8.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all Purchasers, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

            8.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            8.6 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight
(48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page or Exhibit D hereto, or as subsequently modified by written notice, and (a) if to the Company, with a copy to Latham & Watkins, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626-1925, Attn: Cary K. Hyden, Esq., or (b) if to the Purchasers, with a copy to [PURCHASER COUNSEL NAME AND ADDRESS].

            8.7 FINDER'S FEE. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction, other than any fees or commissions that may be payable by the Company to VANNEXX Canada, Inc., Ed van Wijk or John MacKenzie. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

            8.8 FEES AND EXPENSES. The Company and the Purchasers shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby; provided, however, that the Company shall bear up to $25,000 for the reasonable fees and expenses of Michael Holt and Michael Lee, collectively, incurred on their behalf with respect to this Agreement and the transactions contemplated hereby upon receipt of reasonably detailed documentation therefor.

            8.9 ATTORNEY'S FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

            8.10 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Common Stock issued or issuable upon conversion of the Shares. Any amendment or waiver effected in accordance with this Section 8.10 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

            8.11 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. Until such time as the parties agree on an enforceable replacement for such provision, (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

            8.12 DELAYS OR OMISSIONS; REMEDIES CUMULATIVE. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

            8.13 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly canceled.

            8.14 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE

QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

            8.15 CONFIDENTIALITY. The Company and each Purchaser agrees that, except with the prior written permission of the applicable party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Shares purchased hereunder. The provisions of this
Section 8.15 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

                            [Signature Pages Follow]

      The parties have executed this Securities Purchase Agreement as of the date first written above.

                                         COMPANY:

                                         ELIBERATION.COM CORPORATION,
                                         a Delaware corporation

                                         By:__________________________________
                                              Heath Clarke
                                              President

                                         Address: 23046 Avenida de la Carlota
                                                  Third Floor
                                                  Laguna Hills, California 92653

                                           PURCHASERS:

                                           _____________________________________
                                           (Print Name of Purchaser)

                                           By:   _______________________________

                                           Name: _______________________________
                                                            (print)

                                           Title:_______________________________

                                           Address:

                      SIGNATURE PAGE TO PURCHASE AGREEMENT